Exhibit 10.71

April 3, 2014

Ms. Jodie Simon Friedman

c/o Kid Brands, Inc.

Dear Jodie:

As approved by the Compensation Committee of the Board of Directors of Kid Brands, Inc. (the “Company”), and as discussed, this letter serves to confirm the following:

Equity Award: On March 21, 2014, you were awarded 25,000 stock appreciation rights (SARs) under the Company’s 2013 Equity Incentive Plan at an exercise price of $1.00 per share, with a five-year vest and a ten-year life.

Severance: The Severance provision of our letter dated March 26, 2013 (and executed by you on April 20, 2013) pursuant to which Kid Brands, Inc. extended an offer of employment to you as Vice President and General Counsel has been modified to replace “three months” with “six months”.

Thank you for your ongoing contributions to the success of our Company.

Very truly yours,

/s/ Raphael Benaroya

Raphael Benaroya
Chairman, President and CEO
Kid Brands, Inc.